Exhibit 10.15

Execution Version

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE Employment Agreement (the “Agreement”) is entered into by and between Krishnan Nandabalan (“Executive”) and Invea Therapeutics, Inc. (the “Company”), effective as of, and contingent upon, the closing of the Company’s initial public offering (the “IPO”) (such date, the “Effective Date”).

The Company and Executive entered into a prior Executive Employment Agreement (the “Prior Agreement”).

The Company desires to continue to employ Executive and, in connection therewith, to enter into this Agreement to compensate Executive for Executive’s personal services to the Company.

Executive wishes to continue to be employed by the Company and provide certain specified personal services to the Company in return for certain compensation and benefits as hereinafter provided for in this Agreement, all on and subject to the terms and conditions hereinafter set forth herein.

This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between Executive and the Company, except as provided herein.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. EMPLOYMENT BY THE COMPANY; TERM OF AGREEMENT.

1.1 At-Will Employment; Term.

(a) This Agreement shall become effective upon and subject to the Effective Date and shall continue in effect until December 31, 2027 (the “Term”), unless earlier terminated as hereinafter provided.

(b) Executive shall continue to be employed by the Company during the Term hereof on an “at-will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without Cause (as defined in Section 6.3(b) below), or Good Reason (as defined in Section 6.1(g) below), in either circumstance, as hereinafter provided. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at-will” nature of Executive’s employment with the Company, which may be changed or superseded only by an express written agreement signed by Executive and a duly authorized officer of the Company.

(c) The Company has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission in contemplation of its IPO. If the IPO is not consummated by March 15, 2026 (or any such later date as the parties hereto mutually agree upon, in writing), either the Company or Executive can terminate this Agreement upon notice in writing to the other without liability to the other party. In such circumstance and notwithstanding any provision in this Agreement to the contrary, the Prior Agreement will remain in full force and effect.

1.2 Position. Subject to the terms set forth herein, the Company agrees to continue to employ Executive in the position of Chief Executive Officer, and Executive hereby accepts such continued employment. Executive shall also be nominated to serve as a member of the Company’s Board of Directors (the “Board”) while serving as Chief Executive Officer.

1.3 Duties; Location. Executive will report to the Board, performing such duties as are normally associated with Executive’s position and such duties consistent therewith that are assigned to Executive from time to time, subject to the oversight and direction of the Board. During the term of Executive’s employment with the Company, Executive will devote such of his business time and attention to the performance of Executive’s services hereunder as Executive shall determine in his sole discretion. Executive shall perform Executive’s services under this Agreement principally at the Company’s headquarters, currently located in Guilford, Connecticut, recognizing that a portion of his services may be required to be provided remotely from time to time. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company upon reasonable advance notice to Executive.

1.4 Company Policies and Benefits. The employment relationship between the parties hereto shall continue to be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion, provided that none of the foregoing shall be materially inconsistent with Executive’s rights under this Agreement. For the avoidance of doubt, incentive compensation payable to Executive shall in all events be subject to the Company’s clawback policy in effect from time to time. Executive will continue to be eligible to participate on the same basis as similarly situated executives in the Company’s benefit plans and paid time off policies in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion as provided under the applicable plan terms. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s personnel policies and procedures, the terms of this Agreement shall control.

2. COMPENSATION.

2.1 Salary. Commencing on the Effective Date, Executive shall receive for Executive’s services to be rendered under this Agreement an annualized base salary of $425,000, subject to annual review and increase by the Company in its sole discretion, and payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).  The Company agrees that not later than six months after the Effective Date, the Board (or any authorized committee thereof) shall review in good faith Base Salary for increase only based on the results of a report of an independent compensation consultant to be engaged by the Board (or an authorized committee thereof), at the Company’s sole expense, and the Company’s financial condition. The results of such report shall take into account such factors as the consultant deems relevant, including but not limited to an analysis of executive officers performing comparable services at other publicly held companies of similar size and/or similar markets. The Base Salary shall not be reduced in the absence of Executive’s prior written consent, except in the case of an across-the-board temporary reduction in salaries for similarly situated executives due to financial exigencies.

2.2 Bonus. Executive shall be eligible to receive an annual performance bonus in each calendar year that ends after the Effective Date (i.e., the calendar year ending December 31, 2026) during the Term of Executive’s employment hereunder in an amount of up to fifty percent (50%) (the “Target Percentage”) of Executive’s then-current Base Salary (“Annual Bonus”). For the avoidance of doubt, the Target Percentage will be applied to Executive’s then-current Base Salary when calculating the Annual Bonus (if any) for the entire calendar year in which the Effective Date occurs and for each calendar year thereafter. The Annual Bonus will be based upon the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as set by the Company’s Board in its sole discretion. For the avoidance of doubt, Executive’s right to receive the Annual Bonus, if determined by the Board to be earned, will not be modified or terminated hereunder absent a final non-appealable judgement of fraud or misappropriation of Company assets by Executive and in all events shall be subject to the Company’s clawback policy then in effect. The Annual Bonus will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Company will determine whether Executive has earned the Annual Bonus, and the amount of any Annual Bonus (which can be less than the Target Percentage), based on the set criteria. No amount of the Annual Bonus is guaranteed, and no partial or prorated bonuses will be provided. Any Annual Bonus that is earned in accordance with the terms hereof for a calendar year shall be paid to Executive not later than the immediately following March 15 (whether or not Executive is then employed by the Company).

2.3 Stock Options.

(a) The Company has issued certain stock options to Executive prior to the date hereof (the “Prior Stock Options”). Nothing contained in this Agreement shall modify any of the provisions of the Prior Stock Options, except as provided in Section 6.2(a)(iv), which stock options will remain in force and effect in accordance with the terms thereof.

(b) Executive remains eligible to be considered for future equity awards as may be determined by the Board or a committee of the Board in its sole discretion in accordance with the terms of any applicable equity plan or arrangement that may be in effect from time to time. In addition, and subject to Board approval and Executive remaining an employee in good standing as of the Effective Date, Executive shall be granted options to purchase 126,000 shares of the Company’s common stock at the completion of the IPO (i.e., the Company’s receipt of the offering proceeds), subject to adjustment for stock splits, subdivisions, combinations or reclassifications after the Effective Date (the “IPO Options”). In each case, such options will have an exercise price equal to fair market value per share on the date of grant. Twenty-five percent (25%) of the total shares under the IPO Options will vest on the Effective Date and the remaining shares will vest in equal monthly installments over the next twenty-four (24) months on the same day of the month as the grant date, subject to Executive’s continued employment on each such vesting date. Executive must execute the Company’s standard grant document provided by the Company to receive the IPO Options, which shall be governed by the terms of the grant document and the plan pursuant to which the IPO Options are granted.

2.4 Expense Reimbursement. The Company will reimburse Executive monthly for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Board from time to time. The Company shall reimburse Executive monthly for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, only if and to the extent that any reimbursements payable to Executive are paid out in installments rather than a monthly lump sum reimbursement as agreed and provided above, such reimbursements will be subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred; (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year; and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3. CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION AND NON-COMPETITION OBLIGATIONS. In connection with Executive’s continued employment with the Company, Executive will continue to receive and continue to have access to the Company’s confidential information and trade secrets. Accordingly, and in consideration of the benefits that Executive is eligible to receive under this Agreement, Executive agrees to sign the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”), attached as Exhibit B, which contains certain confidentiality, non-disclosure, non-solicitation and non-competition obligations, among other obligations. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement and will supersede, prospectively only, any agreement that Executive previously signed relating to the same subject matter.

4. OUTSIDE ACTIVITIES DURING EMPLOYMENT. Except with the prior written consent of the Company, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder, except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties provided the Executive has provided prior written notice to the Company, (iii) Executive’s services as an executive officer and board member of InveniAI LLC and AlphaMeld Corporation, the Company acknowledging that such services are not deemed to be in conflict with or any way interfere with Executive’s services under this Agreement as of the Effective Date and his service as a board (including advisory board) member for any other entity not in competition with the Company, and (iv) such other activities as may be specifically approved in writing, in advance, by the Board, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, the foregoing restriction shall not, however, preclude Executive (a) from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or (b) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company. The Company acknowledges that Executive renders a portion of his business time and attention to his duties and responsibilities under existing agreements and arrangements between Executive and InveniAI and AlphaMeld Corporation, which services are not deemed to be in breach of this Agreement.

5. NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all of the terms of this Agreement and continued service as an executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6. TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company continues to be “at-will.” Either Executive or the Company may terminate this Agreement for any or no reason whatsoever at any time, with or without Cause. The provisions in this Section govern the amount of compensation to be provided to Executive upon the termination of this Agreement but do not alter this “at-will” provision.

6.1 Termination by the Company without Cause or Resignation by Executive for Good Reason (not in connection with a Change in Control).

(a) The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined below) by giving Executive not less than thirty (30) days’ notice of any such termination. A termination pursuant to Sections 6.4 or 6.5 below is not a termination without Cause for purposes of receiving the benefits described in this Section 6.1.

(b) If the Company terminates Executive’s employment without Cause or reason, or if Executive resigns for “Good Reason” (as defined below), in either case, outside of the Change in Control Measurement Period (as defined below), then Executive shall be entitled to receive the Accrued Obligations (as defined below). Subject to the provisions in Section 6.1(c) below, Executive shall also have the right to receive the following severance benefits (the “Non-CIC Severance Benefits”):

(i) The Company will pay Executive, not later than ten (10) Business Days (defined herein) after any such termination, severance pay in a lump sum in an amount equal to nine (9) months of Executive’s then-current Base Salary (the “Non-CIC Severance”), subject to standard deductions and withholdings.

(ii) Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the COBRA, or state continuation coverage, premiums to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) nine (9) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3) (the “Non-CIC COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the Non-CIC COBRA Payment Period, a fully-taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the Non-CIC COBRA Payment Period, which Executive may, but is not obligated to, use toward the cost of COBRA premiums. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company.

(c) Executive will be paid all of the Accrued Obligations (as defined below) on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. If Executive has the right to receive the Non-CIC Severance Benefits pursuant to Section 6.1(b) of this Agreement, the Company and Executive will execute and exchange a mutual general release of claims in the form annexed hereto as Exhibit A (the “Release”). Both the Company and Executive will execute the Release which will be a condition to Executive’s right to be paid all of the Accrued Obligations or the Non-CIC Severance Benefits.

(d) For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid Base Salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in a lump sum in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan. The IPO Options will remain in effect in accordance with their terms.

(e) The Non-CIC Severance Benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program. For avoidance of doubt, Executive shall not be eligible to receive both the CIC Severance Benefits (as defined in Section 6.2(a) below) and the Non-CIC Severance Benefits.

(f) The Non-CIC Severance Benefits and the Accrued Obligations for which Executive has the right to receive pursuant to Section 6.1(b) above is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(g) “Good Reason” for purposes of this Agreement shall mean the occurrence of any of the following conditions without Executive’s consent: (i) a material reduction in Executive’s duties, responsibilities or authorities, provided, however, that neither the conversion of the Company to a subsidiary, division or unit of an acquiring entity in connection with a change in control, nor a change in title, will be deemed a “material reduction” in and of itself; (ii) a reduction by the Company of Executive’s Base Salary (except in the case of a temporary across-the-board reduction in salaries for similarly-situated executives due to a financial exigency); or (iii) the relocation of the Company’s principal offices by twenty-five (25) or more miles from the Company’s current principal offices immediately prior to such relocation (disregarding, for this purpose, any permitted remote work as hereinbefore provided); or (iv) any breach or default by the Company of any of its obligations or covenants under this Agreement that is not remedied by the Company during the cure period provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (x) Executive terminates this Agreement within six (6) months following the initial existence of one or more of the foregoing events, and (y) Executive provides written notice to the Company of the existence of one or more of the following events within ninety (90) days of the initial existence of such event or events and the Company fails to remedy such event or events within thirty (30) days after such notice.

6.2 Termination by the Company without Cause or Resignation by Executive for Good Reason (in connection with a Change in Control).

(a) In the event that the Company terminates Executive’s employment without Cause (as defined below) or reason or Executive terminates his employment hereunder for Good Reason, in either case, within three (3) months prior to or within twelve (12) months following the effective date of a Change in Control (such period, the “Change in Control Measurement Period”) then Executive shall be entitled to the Accrued Obligations and the following severance benefits (collectively the “CIC Severance Benefits”). For the avoidance of doubt, both Executive and the Company must sign and exchange the Release as provided for elsewhere in this Agreement, as a condition to Executive’s entitlement to receive either the Accrued Obligations or the CIC Severance or the Annual Bonus provided under Section 6.2(a)(iii):

(i) The Company will pay Executive, not later than ten (10) Business Days after any such termination, severance pay in a lump sum in an amount equal to twelve (12) months of Base Salary (the “CIC Severance”), subject to standard deductions and withholdings.

(ii) Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the COBRA, or state continuation coverage, premiums to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) twelve (12) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3) (the “CIC COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the CIC COBRA Payment Period, a fully-taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the CIC COBRA Payment Period, which Executive may, but is not obligated to, use toward the cost of COBRA premiums. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company.

(iii) The Company will make a lump sum cash payment to Executive in an amount equal to one (1) times the Annual Bonus for the year in which the termination occurs, calculated to credit Executive with the full Target Percentage, subject to standard payroll deductions and withholdings, which will be paid within ten (10) Business Days after the effective date of the Change in Control.

(iv) Notwithstanding anything contained in the IPO Options or other equity award agreements to the contrary (including the Prior Stock Options) and, provided further that, in the case of a termination that occurs after a Change in Control, Executive’s stock options have been continued, assumed or substituted for by the Company or the acquirer or the surviving entity in such Change in Control, then effective as of Executive’s termination date or, if later, the effective date of such Change in Control, the vesting and exercisability of all outstanding stock options held by Executive immediately prior to the termination date or held by Executive as of the effective date of the Change in Control (if later than the termination date) shall be accelerated in full, the foregoing to apply to both the IPO Options and the Prior Stock Options.

(v) For purposes hereof, the term “Change in Control” shall be as defined in the Company’s Equity Incentive Plan or any successor equity incentive plan, which, for the avoidance of doubt, shall not include the IPO.

(b) The CIC Severance Benefits provided to Executive pursuant to this Section 6.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program.

(c) The CIC Severance Benefits for which Executive has the right to receive pursuant to Section 6.2(a) above are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.3 Termination by the Company for Cause.

(a) The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 7.1 of this Agreement.

(b) “Cause” for purposes of this Agreement shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the Company and Executive; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) violation of any material Company policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of Company consistent with the provisions of this Agreement; (vi) negligence or incompetence in the performance of Executive’s duties or failure to perform such duties in a manner satisfactory to the Company, in each of the foregoing instances after the expiration of thirty (30) days without cure after Executive’s receipt of written notice of such failure or breach; or (vii) breach of fiduciary duty.

(c) In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations, reimburse the Executive for any then unreimbursed expenses and not modify or alter the IPO Options or the Prior Stock Options.

6.4 Resignation by Executive (other than for Good Reason).

(a) Executive may resign from Executive’s employment with the Company at any time, without reason or cause, upon thirty (30) Business Days’ notice to the Company.

(b) In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason), as aforesaid, Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations, reimburse the Executive for any unreimbursed expenses and the IPO Options and the Prior Stock Options will remain in effect in accordance with their terms, except as otherwise provided elsewhere in this Agreement.

6.5 Termination by Virtue of Death or Disability of Executive.

(a) In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives all Accrued Obligations, and reimburse any unreimbursed expenses, but Executive’s legal representatives will not be eligible for the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit. For the avoidance of doubt, the IPO Options and the Prior Stock Options will remain in effect in accordance with their terms and there shall be no accelerated vesting provided for thereunder.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential services of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive, reimburse Executive for any unreimbursed expenses. For the avoidance of doubt, the IPO Options and the Prior Stock Options will remain in effect in accordance with their terms and there shall be no accelerated vesting thereunder.

6.6 Termination Due to Discontinuance of Business. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is permanently discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to permanently cease operations with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 6.6, Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations, reimburse Executive for all unreimbursed expenses and the IPO Options and the Prior Stock Options will remain in effect in accordance with their terms.

6.7 Non-Application of Section 409A.

(a) It is intended and provided for hereunder that all of the compensation payable under this Agreement to Executive are fixed lump sum payments and not, in any case, installment payments, therefore the requirements of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) are not applicable and this Agreement will be construed in a manner consistent with the foregoing.

(b) Notwithstanding the foregoing express provisions of this Agreement and the intention of the parties as set forth herein, to the extent that any severance payments are deemed deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, and, if it is determined that the severance benefits provided under this Agreement constitute “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death, the Company will: (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.7(b); and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Sections 6.1 and 6.2. No interest shall be due on any amounts deferred pursuant to this Section 6.7(b). Despite the foregoing, neither the provisions of this Agreement, nor the intention of the parties hereto, is to make any payment of severance to Executive in installments rather than in a lump sum as provided pursuant to the applicable provisions of this Agreement.

(c) Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A if and only to the extent applicable.

6.8 Notice; Effective Date of Termination.

(a) Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i) immediately after Executive receives notice from the Company of Executive’s termination, with or without Cause or reason, following any applicable Cure Period or other notice with respect to a without Cause termination, unless the Company specifies a later date in such notice, in which case, termination shall be effective as of such later date;

(ii) immediately upon Executive’s death;

(iii) ten (10) Business Days after Executive receives written notice of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full-time performance of Executive’s services prior to such date;

(iv) thirty (30) Business Days after written notice from Executive of his termination of this Agreement other than for Good Reason; or

(v) for a termination for Good Reason within thirty (30) days of the receipt of notice thereof from Executive unless the Company has cured the Good Reason event specified in such notice.

(b) All notices of termination must be in writing. In the event of a termination for Cause or Good Reason, written notice shall specify the subsection(s) of the definition of Cause or Good Reason relied on to support the decision to terminate.

(c) “Business Day” for purposes of this Agreement shall mean any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in Connecticut or New York.

6.9 Cooperation With Company After Termination of Employment. While employed during the Term of this Agreement and for two years thereafter (nine (9) months after a termination for Good Reason), Executive shall, subject to the Company reimbursing Executive for his out-of-pocket expenses, cooperate with the Company in any internal investigation or an administrative, regulatory, or judicial proceeding as reasonably requested by the Company including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations and appearing at the Company’s reasonable request to give testimony or appear in any legal, arbitration or regulatory proceeding to give testimony without requiring service of a subpoena or other legal process (in any of such circumstances, provided that the Company pays Executive a reasonable amount for his time and effort spent in appearing in any such proceeding), volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments.

6.10 Excise Tax Adjustment.

(a) If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (individually a “Payment” and collectively “Payments”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of this Section 6.10 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause) shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 6.10. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d) If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.10(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.10(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 6.10(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

7. GENERAL PROVISIONS.

7.1 Notices. All notices required hereunder must be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, receipt acknowledged, (b) when sent by electronic mail if sent during normal business hours of the recipient, and if not, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid (failure or refusal to accept registered or certified mail shall constitute delivery thereof), or (d) one (1) day after deposit with a nationally-recognized overnight courier, specifying next-day delivery, with written verification of receipt. All such notices shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or to Executive’s Company-issued email address or Executive’s email address as listed in Company records, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3 Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

7.4 Waiver. All waivers of any provision(s) under this Agreement must be in writing and signed by the party to be charged. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5 Complete Agreement. This Agreement, including the Exhibit, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements excluding the Prior Stock Options, as well as the Prior Agreement which will only remain in effect in the event that this Agreement is terminated as provided in Section 1.1(b) hereof. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into the separate Confidential Information Agreement. This separate agreement governs other aspects of the relationship between the parties, has or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.6 Counterparts. This Agreement may be executed in separate counterparts, including by electronically transmitted signatures (pdf format), any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.7 Directors & Officers Liability Insurance. The Company further agrees at all times during the Term of this Agreement, to maintain a directors and officers liability insurance policy covering Executive for good faith actions undertaken in the scope of his duties in an amount and on terms no less favorable to him than the coverage the Company provides other senior executives and directors.

7.8 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.9 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, upon notice to Executive, if in any such case said company or other entity shall by operation of law or expressly in writing, copy to Executive, assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Company’s assignment right hereunder shall be conditioned upon Executive’s receipt of a written instrument in form and substance satisfactory to Executive confirming the assumption of this Agreement by any such other company or entity. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

7.10 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal laws of the State of Connecticut.

7.11 Expenses. Each of the parties hereto shall bear the expenses of their respective counsel and advisors in connection with the negotiation, preparation and execution of this Agreement, except that the Company shall reimburse Executive for Executive’s legal fees and disbursements incurred in connection with the negotiation and preparation of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement on the day and year first written above.

INVEA THERAPEUTICS, INC.

By:	/s/ Demetrios Kydonieus
Name:	Demetrios Kydonieus
Title:	Director

08-Jan-2026 | 8:49 AM CST
Date

EXECUTIVE:

/s/ Krishnan Nandabalan
Krishnan Nandabalan

08-Jan-2026 | 6:30 AM CST
Date

EXHIBIT A

FORM OF GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims is made as of January 06, 2026 (“General Release”), by and between INVEA THERAPEUTICS, INC. (the “Company”), and KRISHNAN NANDABALAN (the “Executive”).

WHEREAS, the Company and Executive are parties to an Amended and Restated Executive Employment Agreement dated as of January 06, 2026 (the “Employment Agreement”);

WHEREAS, the Company wishes to terminate Executive’s employment with the Company without Cause or the Executive wishes to resign with Good Reason;

WHEREAS, defined terms not defined in this General Release have the meanings given to them in the Employment Agreement;

WHEREAS, the execution of this General Release is a condition precedent to the payment of certain amounts and benefits following the termination of Executive’s employment with the Company as set forth in Section 6 of the Employment Agreement; and

WHEREAS, in consideration for Executive’s signing of this General Release, the Company will provide such payments and benefits to which the Executive is entitled pursuant to Section 6 of the Employment Agreement, all on and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

1. Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasors”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, members, partners, shareholders, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasors for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasors in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company or any of its subsidiaries or affiliates; (b) the termination of Executive’s employment with the Company and any of its subsidiaries or affiliates; (c) the Employment Agreement; or (d) any events occurring on or prior to the date of this General Release. The foregoing release and discharge, and waiver includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement and any claims under any equity incentive arrangements between Executive, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Americans with Disabilities Act of 1990 (“ADA”), the Rehabilitation Act of 1973, the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasors may claim existed with Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the Worker Adjustment and Retraining Notification Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to: (i) any right to indemnification now existing under the Company’s governing documents; (ii) any rights to the receipt of Executive benefits under any Executive benefit plan which vested on or prior to the date of this General Release; (iii) the right to receive certain payments or benefits under Section 6 of the Employment Agreement; and (iv) the right to continuation health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act.

2. Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. In addition, this General Release does not release (i) any claims of Executive for stock options issued by the Company to Executive prior to the date hereof, (ii) any claims for breach by the Company of its obligations under this General Release, or (iii) all claims for payments and benefits of Releasor under the Employment Agreement, or (iv) any claims of Executive against InveniAI LLC which is an entity affiliated with the Company. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3. Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language. If Executive violates this General Release by suing Releasees, other than for matters excluded from this General Release, Executive shall be liable to the Releasees for their reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit and Executive shall reimburse Releasees for their costs and expenses. Likewise, if the Company violates this General Release by suing Releasees, the Company shall be liable to Executive for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit and the Company shall reimburse Executive for such costs and expenses. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

4. To the extent, if any, that Executive has rights in any invention, improvement, discovery, process, program, product or system developed by Executive during his employment with the Company, Executive hereby irrevocably transfers, assigns and conveys such rights to the Company and agrees that the Company shall be and remain the sole and exclusive owner of all right, title and interest in and to any such invention, improvement, discovery, process, program, product or system, including, but not limited to, all patent, copyright, trade secret and other proprietary rights therein that may be secured in any place under laws now or hereinafter in effect.

5. Executive agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Releasees or Executive of any improper or unlawful conduct.

6. Executive acknowledges and recites that:

(a) Executive has executed this General Release knowingly and voluntarily;

(b) Executive has read and understands this General Release in its entirety;

(c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice Executive wishes with respect to the terms of this General Release before executing it;

(d) By execution of this General Release, Executive expressly waives any and all claims relating to age discrimination and disability or handicap discrimination and releases any rights he may have under Title VII, ADEA, the ADA, and/or any State or local laws;

(e) Executive hereby acknowledges that the waiver of his rights and/or claims existing under Title VII, ADEA and ADA and/or any State or local laws is in consideration for payments and benefits to which the Executive is entitled under Section 6 of the Employment Agreement;

(f) Executive’s execution of this General Release has not been forced by any Executive or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and

(g) Executive has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.1

7. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Connecticut, except for the application of pre-emptive Federal law.

8. Executive shall have seven (7) days from the date Executive executes this General Release to revoke Executive’s waiver of any ADEA claims by providing written notice of the revocation to the Company. In the event that Executive revokes this General Release, the Company shall have no obligation to make any payments or benefits under Section 6 of the Employment Agreement that were expressly conditioned on the execution of this release.

[1]	In the event Company determines that Employee’s termination constitutes “an exit incentive or other employment termination program offered to a group or class of employees” under the ADEA, Company will provide Employee with: (1) 45 days to consider the General Release; and (2) the disclosure schedules required for an effective release under the ADEA.

9. Nothing in this General Release shall relieve Executive of his obligations under Sections 3 of the Employment Agreement and Executive hereby agrees to comply with his obligations as set forth in Section 3 of the Employment Agreement.

10. The Company, in return for Executive signing this General Release, hereby mutually releases, acquits and forever discharges Executive and the other Releasors from all actions, causes of action, liabilities, disputes, judgments, obligations, damages and claims (together “Claims”) in any manner relating to Employee’s employment and termination from employment with the Company except for any obligations in this General Release or in the Employment Agreement that survive termination of employment and provided further that such general release of Claims provided for in this Agreement shall not include or constitute a waiver of (i) the Executive’s obligations to the Company concerning the Company’s confidential information and proprietary rights that survive  termination of Employee’s employment, (ii) any claim of the Company for fraud or misconduct based on willful or intentional acts or omissions or gross negligence of Employee, (iii) any claim of the Company for misconduct based on a violation of the Company’s written polices known to Executive, including its Code of Ethics or Insider Trading Policies, and  (iv) any claims not waivable by the Company under applicable law.

11. Executive and the Company agree not to disparage each other, and the other’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that (a) both Executive and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process; and (b) to the extent applicable, Executive and the Company may disclose the underlying facts of any claim or potential claim either of them have for discrimination, retaliation, or harassment. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit Executive’s right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Your filing of a lawsuit or assertion of counterclaims or defenses to any lawsuit between the parties shall not be violative of this Section.

12. If this General Release is found to be invalid or unenforceable in any way, the Executive shall execute and deliver to the Company a revised release which will effectuate Executive’s intention to release the Releasees, as set forth herein, to the maximum extent permitted by law.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

INVEA THERAPEUTICS, INC.

By:	/s/ Demetrios Kydonieus
Demetrios Kydonieus, President
Print Name and Title

08-Jan-2026 | 8:49 AM CST
Date

/s/ Krishnan Nandabalan
Krishnan Nandabalan, Executive

08-Jan-2026 | 6:03 AM PST
Date

EXHIBIT B

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS assignment AGREEMENT

In consideration of my employment or continued employment by Invea Therapeutics, Inc. (“Employer”), and its subsidiaries, parents, affiliates, successors, and assigns (together with Employer, “Company”), the compensation paid to me now and during my employment with Company, the compensation terms provided for under the Executive Employment Agreement between me and Company, and Company’s agreement to provide me with access to its Confidential Information (as defined below), I enter into this Employee Confidential Information and Inventions Assignment Agreement with Employer (the “Agreement”).

A. During the course of my employment, I will have access to and knowledge of Company’s trade secrets and Confidential Information; and

B. It is of material benefit to restrict the disclosure of Company’s trade secrets and Confidential Information with a nondisclosure, non-solicitation, and non-competition agreement, all of which are reasonable in terms of scope, geography and duration.

Accordingly, in consideration of the mutual promises and covenants contained herein, Employer (on behalf of itself and Company) and I agree as follows:

1. Confidential Information Protections.

1.1 Recognition of Company’s Rights; Nondisclosure. My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with my work for Company, or as approved by an officer of Company. I will obtain written approval by an officer of Company before I lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I will take all reasonable precautions to prevent the disclosure of Confidential Information provided to me. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Company information or documentation to which I have access during my employment, regardless of whether it contains Confidential Information, is the property of Company and cannot be downloaded or retained for my personal use or for any use that is outside the scope of my duties for Company.

1.2 Confidential Information. “Confidential Information” means any and all confidential knowledge or data of Company, and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, technology, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in all of the foregoing (collectively, “Inventions”), including all Company Inventions (defined in Section 2.1); (b) information regarding research, development, new products, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, suppliers and supplier information; (c) information about customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, and other non-public information; (d) information about Company’s business partners and their services, including names, representatives, proposals, bids, contracts, and the products and services they provide; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information that a competitor of Company could use to Company’s competitive disadvantage. However, Company agrees that I am free to use information that I knew before my employment with Company or that is, at the time of use or disclosure, generally known in the trade or industry through no breach of this Agreement by me.

1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold information designated by the Company as Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4 Term of Nondisclosure Restrictions. I will only use or disclose Confidential Information and Third Party Information as provided in this Section 1. The restrictions in this Section 1 are intended to and will continue indefinitely, even after my employment by Company ends. However, if a time limitation on my obligation not to use or disclose Confidential Information and Third Party Information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, the two-year period after the date my employment ends will be the time limitation relevant to the contested restriction; provided, however, that my obligation not to disclose or use trade secrets that are protected without time limitation under applicable law will continue indefinitely.

1.5 No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company’s premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.

1.6 Restricted Access Granted. In exchange for my agreement not to disclose or use Confidential Information or Third Party Information, except as required in performing my duties for Company, and for the non-solicitation covenants, and the other promises provided herein, Company will grant me access to Confidential Information or Third Party Information required to fulfill the duties of my position as determined by Company. I agree that Company has no pre-existing obligation to reveal Confidential Information or Third Party Information.

2. Assignments of Inventions.

2.1 Definitions. The term (a) “Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights, all rights to priority, and any rights to apply for any such rights, as well as all rights to pursue remedies for infringement or violation of any such rights); (b) “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) “Company Inventions” means any and all Inventions (and all Intellectual Property Rights related to Inventions) relating to the Company’s actual or anticipated business and research or development activities that are made, conceived, developed, prepared, produced, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by me, either alone or with others, during my employment by Company, and all printed, physical, and electronic copies, and other tangible embodiments of Inventions relating to the foregoing activities of the Company.

2.2 Non-Assignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I develop entirely on my own time without using Company’s equipment, supplies, facilities or trade secrets, or Confidential Information, except for Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with any work performed by me for Company. In addition, this Agreement does not apply to any Invention or Intellectual Property that qualifies fully for protection from assignment to Employer under any specifically applicable state or district law, regulation, rule or public policy, as more specifically described in Exhibit A for employees working in certain jurisdictions (collectively, “Nonassignable Inventions”).

2.3 Prior Inventions.

a. On the signature page to this Agreement is a list describing any Inventions that (i) are owned by me or in which I have an interest and that were made or acquired by me before my date of first employment by Company, and (ii) may relate to Company’s business or actual or demonstrably anticipated research or development, and (iii) are not to be assigned to Company (“Prior Inventions”). For purposes of this Agreement, any Inventions that relate to BioXcel Corporation (or its affiliates) that are unrelated to the current or future activities of the Company will not be listed on the signature page hereof. In addition, during the period commencing with my employment with the Company, all Inventions or Intellectual Property relating to the current or anticipated future activities of the Company that are licensed or assigned to the Company during the term of my employment with the Company by InveniAI LLC or AlphaMeld Corporation shall be deemed disclosure by me of the same in compliance with this Agreement.

b. If I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment, or if I include any Prior Inventions and/or Nonassignable Inventions in any product or service of Company, or if my rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement excluding any inventions covered by clause (iii) of Section 2.3a above (each, a “License Event”), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I, as and to the extent legally permitted, hereby grant to Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I represent and warrant that I will use my best efforts to have such third party or parties validly and irrevocably grant to me the right to grant the license stated above. For purposes of this Section 2.3(b), “Prior Inventions” includes any Inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to this Agreement.

2.4 Assignment of Company Inventions. I hereby assign to Employer all my right, title, and interest in and to any and all Company Inventions other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer’s customers, with respect to such rights. Neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or limit Company’s rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.

2.5 Obligation to Keep Company Informed. During my employment by Company, I will promptly and fully disclose to Company in writing all Company Inventions that I author, conceive, or reduce to practice, either alone or jointly with others (for these purposes consisting of any of the same relating to the Company’s current or future activities which are licensed to the Company (or have rights assigned to it by InveniAI or AlphaMeld Corporation) shall be deemed disclosure by me under this Agreement). At the time of each disclosure, I will advise Company in writing of any Inventions that I believe constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not disclose to third parties without my consent, any confidential information relating to Nonassignable Inventions that I disclose in writing to Company.

2.6 Government or Third Party. I agree that, as directed by Company, I will, at the Company’s expense, assign to a third party, including the United States, all my right, title, and interest in and to any particular Company Invention.

2.7 Ownership of Work Product. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during my employment with the Company and that are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Intellectual Property Rights and Assistance. I will assist Company, in every way Company reasonably requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents (copies to me) and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned to Employer under this Agreement.

2.9 Incorporation of Software Code. I will not incorporate into any Inventions, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company’s policies regarding the use of such software or as specifically directed by Company.

3. Records. I will keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.

4. Duty of Loyalty During Employment. To the extent applicable to me or modified for me as described in Exhibit B based on the jurisdiction in which I work, during my employment by Company, I will not, without Company’s written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company, excepting the permitted outside activities provided for in the Executive Employment Agreement.

5. No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers. To the extent applicable to me or modified for me as described in Exhibit C based on the jurisdiction in which I work, and subject to future modification by Section 10.3, during the period of my employment and for the one-year period after the date my employment ends for any reason (excepting any termination for Good Reason under the Executive Employment Agreement), including voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

5.1 solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person then employed by Company or who has left the employment of Company within the preceding six months, or any person or entity engaged by Company as a consultant or independent contractor or who/which has ceased a service relationship with Company within the preceding six months, to terminate such person’s or entity’s relationship with Company, even if I did not initiate the discussion or seek out the contact;

5.2 solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person then employed by Company or who has left the employment of Company within the preceding six months, or any person or entity engaged by Company as a consultant or independent contractor or who/which has ceased a service relationship with Company within the preceding six months, to terminate such person’s or entity’s relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined below);

5.3 hire or attempt to hire any person who is an employee, consultant, or independent contractor of Company if I initiated the discussion or sought out the contact;

5.4 solicit for purposes of hiring, employing, or engaging any person then employed by Company or who has left the employment of Company within the preceding six months in a business venture as partners or owners or other joint capacity, or attempt to hire, employ, or engage any person then employed by Company or who has left the employment of Company within the preceding six months in a business venture as partners or owners or other joint capacity;

5.5 solicit, induce, encourage, or participate in an attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

5.6 solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services;

5.7 solicit, induce, encourage or attempt to solicit, induce, or encourage, any franchisee, joint venture, supplier, vendor or contractor who conducted business with Company at any time during the two-year period before the termination of my employment with Company, to terminate or adversely modify any business relationship with Company or not to proceed with, or enter into, any business relationship with Company, nor will I otherwise interfere with any business relationship between Company and any such franchisee, joint venture, supplier, vendor or contractor; or

5.8 perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer (except as prohibited by law).

For purposes of this Agreement: (a) a “Customer or Potential Customer” is any person or entity who or which used Company’s services at any time during the two-year period preceding the termination of my employment with Company; and (b) “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company (excepting, for these purposes, InveniAI LLC and AlphaMeld Corporation) that competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information during my employment by Company.

6. Non-Compete Provision.

6.1 To the extent applicable to me or modified for me as described in Exhibit D based on the jurisdiction in which I work, and subject to any future modification by Section 10.3, for the one-year period after the date my employment ends for any reason (excepting any termination of the Executive Employment Agreement for Good Reason), including voluntary termination by me or involuntary termination by Company (except as prohibited by law), I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services (defined above) anywhere in the Restricted Territory (defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.

6.2 The parties agree that, for purposes of this Agreement, “Restricted Territory” means (a) all counties in the state or district in which I primarily perform services for Company; (b) all other states or districts of the United States of America in which Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period before the date of the termination of my relationship with Company; and (c) any other countries from which Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period before the date of the termination of my relationship with Company.

7. Reasonableness of Restrictions. I have read this entire Agreement and understand it. I acknowledge that (a) I have the right to consult with counsel before signing this Agreement, (b) I will derive significant value from Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to Company, and (c) my fulfillment of the obligations contained in this Agreement, including my obligation neither to disclose nor to use Company Confidential Information other than for Company’s exclusive benefit and my obligations not to compete and not to solicit are necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of Company. I agree that (i) this Agreement does not prevent me from earning a living or pursuing my career, including, without limitation, rendering services as the President and Chief Executive Officer of InveniAI LLC and AlphaMeld Corporation, and (ii) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section 7 and/or Section 13.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.

8. No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust before my employment by Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict with this Agreement, the Company acknowledging that the Executive Employment Agreement between myself and InveniAI LLC is not deemed to be in conflict with the Executive Employment Agreement or this Agreement.

9. Return of Company Property. When I cease to be employed by Company or upon Company’s earlier request, I will deliver to Company any and all materials, together with all copies thereof, then in my possession or under my control, containing or disclosing any Company Inventions, or Confidential Information. I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including Confidential Information, I will provide Company with (a) a computer-useable copy of all such information and then permanently delete such information from those systems, and (b) access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. Any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time during my employment, with or without notice. Before leaving my employment with Company, I will (i) provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including any login, password, and account information, (ii) cooperate with Company in attending an exit interview, and (iii) complete and sign Company’s termination statement if required to do so by Company.

10. Legal and Equitable Remedies.

10.1 It may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. Accordingly, in addition to any remedies available under applicable law and/or as set forth in any equity agreements between me and Company (including option grant notices), any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

10.2 Except as prohibited by law, the party prevailing in any legal proceeding instituted to enforce the terms of this Agreement including in any legal or equitable action under this Agreement (including a court partially or fully granting any application, motion, or petition by Company for injunctive relief, including a temporary restraining order, preliminary injunction, or permanent injunction), regardless of which party initiated any such legal proceeding, will be entitled to recover from the non-prevailing party all costs, fees, or expenses it incurred at any time during the course of any such legal proceeding, including reasonable attorney’s fees.

10.3 If Company enforces this Agreement through a court order, the restrictions of Sections 5 and 6 will remain in effect for a period of twelve months from the effective date of the order enforcing the Agreement.

11. Notices. Any notices required or permitted under this Agreement may be sent by certified or registered mail, courier, express mail, or email delivery. Notices will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. If delivered by email, notice will be considered to have been given upon either receipt of: (i) an acknowledgment or receipt by the recipient of the email, or (ii) electronic confirmation that said email has been opened by the recipient.

12. Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Sections 5 and 6 are in effect, I will inform my potential employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I will inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 are in effect and I authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with and to make such persons aware of my obligations under this Agreement.

13. General Provisions.

13.1 Governing Law; Consent to Personal Jurisdiction; Notice of Change to Work Location. This Agreement will be governed by and construed according to the laws of the state or district in which I primarily work for Company without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in the state or district in which I primarily work for Company and the state or district in which Company’s headquarters is located for any lawsuit filed there against me by Company arising from or related to this Agreement (although I understand Company will not file a lawsuit in the state or district in which Company’s headquarters is located if prohibited by applicable law). I will not change the state or district where I am primarily working for the Company without providing prior written notice to the Company of such change (other than in the case of any such change requested or required of me by the Company).

13.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3 Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries and affiliates, and will be binding upon my heirs, executors, administrators and other legal representatives. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. For avoidance of doubt, Company’s successors and assigns are authorized to enforce Company’s rights under this Agreement.

13.4 Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5 Employment At-Will. I understand and agree that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice, except as prohibited by law.

13.6 Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7 Export. I will not export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.9 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE RIGHT TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.10 Entire Agreement. The obligations in Sections 1 and 2 (except Section 2.2 and Section 2.7, with respect to a consulting relationship) will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant, employee or other service provider if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement, together with the Exhibits herein and the Executive Employment Agreement is the final, complete and exclusive agreement between me and Company with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us, whether written or oral; provided, however, if, before execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only, except that any restrictive covenant provisions of such agreement will not be superseded and will remain in effect and enforceable without limiting or affecting the provisions of this Agreement. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

13.11 Interpretation. For purposes of this Agreement, whenever the context requires the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender includes the masculine and feminine genders; and any references to sections (unless otherwise specified otherwise) refer to sections of this Agreement. The parties to this Agreement agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

13.12 Protected Activity Not Prohibited. I understand that nothing in this Agreement limits or prohibits me from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by law enforcement or any federal, state or local government agency, entity, or commission that enforces anti-discrimination laws, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, Company; otherwise discussing the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act; or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure, provided that (a) in each case such communications and disclosures are consistent with applicable law and (b) the information subject to such disclosure was not obtained by me through a communication that was subject to the attorney client privilege or otherwise constitutes attorney work product, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 C.F.R. 205.3(d)(2), applicable state attorney conduct rules, or otherwise. I also understand that nothing in this Agreement prohibits me from discussing or disclosing information that is expressly prohibited from being the subject of employee nondisclosure obligations under applicable law, such as information about possible or actual unlawful acts in the workplace, including harassment or any other conduct or violation of any U.S. federal, state or local law, regulation, or public policy, or from speaking with an attorney regarding the same. Notwithstanding, in making any such disclosures or communications, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. Any agreement in conflict with the foregoing is hereby deemed amended to be consistent with the foregoing Paragraph 13.12.

[Signatures to follow on next page]

Employee Confidential Information and Inventions Assignment Agreement Signature Page

EMPLOYER: Invea Therapeutics, Inc.

/s/ Demetrios Kydonieus
(Signature)

Demetrios Kydonieus
(Printed Name)

President
Title

EMPLOYEE: Krishnan Nandabalan

/s/ Krishnan Nandabalan
(Signature)

Krishnan Nandabalan
(Printed Name)

CEO
Title

PRIOR INVENTIONS

1. Prior Inventions Disclosure.

Except as listed in Section 2 below, the following is a complete list of all Prior Inventions:

☐ No Prior Inventions.

    See below:

____________________________________________________________________________________

____________________________________________________________________________________

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following

Excluded Invention	Party(ies)	Relationship

1.____________	________________________________________________
2.___________________________________________________________________________________________

EXHIBIT A

JURISDICTION-SPECIFIC IP ASSIGNMENT NOTIFICATIONS

(AS APPLICABLE)

For California Employees Only

THIS IS TO NOTIFY you in accordance with Cal. Lab. Code § 2870, this Agreement between you and Employer does not apply to an invention that you developed entirely on your own time without using Employer’s equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1) Relate at the time of conception or use to Employer’s business, or actual or demonstrably anticipated research or development; or

(2) Result from any work you perform for Employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

For Delaware Employees Only

THIS IS TO NOTIFY you in accordance with Del. Code Ann., Title 19, § 805 that the Agreement between you and Employer does not require you to assign or offer to assign to Employer any of your rights in an invention that you develop entirely on your own time without using Employer’s equipment, supplies, facilities or trade secret information, except for those inventions that either:

(1) Relate to Employer’s business, or actual or demonstrably anticipated research or development; or

(2) Result from any work performed by you for Employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

For Illinois Employees Only

THIS IS TO NOTIFY you in accordance with Chapter 765 Section 1060/2 of the Illinois Compiled Statutes that the foregoing Agreement between you and Employer does not require you to assign or offer to assign to Employer any invention that you developed entirely on your own time without using Employer’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate to Employer’s business, or actual or demonstrably anticipated research or development of Employer; or

(2) Result from any work performed by you for Employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

For Kansas Employees Only

THIS IS TO NOTIFY you in accordance with K.S.A. § 44-130(a), this Agreement between you and Employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of Employer was used and that you developed entirely on your own time, unless the invention either:

(1) Relates to Employer’s business, or actual or demonstrably anticipated research or development; or

(2) Results from any work you perform for Employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

For Minnesota Employees Only

THIS IS TO NOTIFY you in accordance with Section 181.78 of the Minnesota Statutes that the foregoing Agreement between you and Employer will not apply to an invention for which no equipment, supplies, facility or trade secret information of Employer was used and which was developed entirely on your own time, and:

(1) Does not relate (a) directly to the business of Employer or (b) to Employer’s actual or demonstrably anticipated research or development, or

(2) Does not result from any work performed by you for Employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

For Nevada Employees Only

THIS IS TO NOTIFY you in accordance with NRS § 600.500, unless there is an express written agreement to the contrary, Employer is the sole owner of any “patentable invention or trade secret” developed by you during the course and scope of your employment that relates directly to work performed during the course and scope of employment.

For New Jersey Employees Only

THIS IS TO NOTIFY you in accordance with Section 34:1B-265 of the New Jersey Statutes that the foregoing Agreement between you and Employer will not apply to an invention that you developed entirely on your own time without using Employer equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1) Relate to Employer’s business, or actual or demonstrably anticipated research or development; or

(2) Result from any work performed by you on behalf of Employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

For North Carolina Employees Only

THIS IS TO NOTIFY you in accordance with North Carolina General Statute §§ 66.57.1 and 66.57.2 that the foregoing Agreement between you and Employer does not require you to assign or offer to assign to Employer any invention that you developed entirely on your own time without using Employer’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to Employer’s business, or actual or demonstrably anticipated research or development of Employer; or

(2) Result from any work performed by you for Employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable. You will have the burden of establishing that any invention is excluded from assignment to Employer by the preceding paragraph.

This limited exclusion does not apply to any patent or invention covered by a contract between Employer and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

For Utah Employees Only

THIS IS TO NOTIFY you in accordance with Utah Code §§ 34-39-1 to 34-39-3 that the foregoing Agreement between you and Company will not apply to an invention that is both (i) created by you on your own time, and (ii) not an “employment invention.”

An “employment invention” means an invention or any part that is:

☐	Conceived, developed, or reduced to practice or created by you:

o	within the scope of your employment;

o	on Employer’s time; or

o	with the aid, assistance, or use of any of Employer’s property, equipment, facilities, supplies, resources, or intellectual property.

☐	The result of any work, services, or duties performed by you for Employer.

☐	Related to Employer’s industry or trade.

☐	Related to Employer’s current or demonstrably anticipated business, research, or development .

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

For Washington Employees Only

THIS IS TO NOTIFY you in accordance with Section 49.44.140 of the Revised Code of Washington that the foregoing Agreement between you and Employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of Employer was used, and which was developed entirely on your own time, unless:

(1) The invention relates (a) directly to the business of Employer, or (b) to Employer’s actual or demonstrably anticipated research or development; or

(2) The invention results from any work performed by you for Employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

EXHIBIT B

JURISDICTION-SPECIFIC MODIFICATIONS TO SECTION 4

(AS APPLICABLE)

For District of Columbia Employees Only

Section 4 of this Agreement will be replaced in its entirety with the following:

During my employment by Company, I will not, without Company’s written consent, directly or indirectly engage in any outside employment or business activity that Company reasonably believes will: (i) result in my disclosure or use of Company’s Confidential Information; (ii) conflict with Company’s, industry’s or my profession’s rules regarding conflicts of interest; (iii) constitute a conflict of commitment (if I am employed by a higher education institution); or (iv) impair Company’s ability to comply with any District or federal laws or regulations, contract, or grant agreement.

EXHIBIT C

JURISDICTION-SPECIFIC NON-SOLICITATION MODIFICATIONS TO SECTION 5

(AS APPLICABLE)

For Alabama Employees Only

I acknowledge that I agree to this Section 5 in order to protect Company’s protectable business interests pursuant to Ala. Code §§ 8-1-190 to 8-1-197. I acknowledge that during my employment I will have access to and knowledge of Confidential Information and such Confidential Information contains trade secrets pursuant to Ala. Code § 8-27- 2.

For Arizona Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

For Arkansas Employees Only

I acknowledge that I agree to this Section 5 in order to protect Company’s legitimate business interests pursuant to Section 4-75-101 of the Arkansas Code.

For California Employees Only

I acknowledge that Sections 5.2-5.6 of this Agreement will not apply to me.

For Colorado Employees Only

I acknowledge that Section 5 of this Agreement will not apply to me.

For Florida Employees Only

I acknowledge that I agree to this Section 5 in order to protect Company’s legitimate business interests pursuant to Fla. Stat. Section 542.335.

For Georgia Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

For Hawaii Employees Only

I acknowledge that Section 5 of this Agreement will not apply to me if I am employed by a “technology business” as defined by Haw. Rev. Stat. 480-4.

For Indiana Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

For Illinois Employees Only

I acknowledge and understand that Section 5 of the Agreement shall apply to me only if my actual or expected annualized rate of earnings exceeds the applicable earnings threshold under the Illinois Freedom to Work Act (820 ILSC 90/10).

I acknowledge that, for purposes of the Agreement, references to “Customer or Potential Customer” shall mean any person or entity who or which, at any time during the one year period prior to my contact with such person or entity as described in Sections 5.5 or 5.6 if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one year period prior to the date my employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.

For Louisiana Employees Only

I acknowledge that I agree to this Section 5 in order to protect Company’s legitimate business interests pursuant to La. R.S. 23:921.

I acknowledge that for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me. In addition, Section 5 of the Agreement will only apply to areas within the Ascension, East Baton Rouge, East Feliciana, Iberville Jefferson, Livingston, Orleans, Plaquemines, Pointe Coupee, St. Bernard, St. Tammany, St. Charles, St. Helena, St. John the Baptist, St. James, West Baton Rouge, and West Feliciana parishes of Louisiana, which I acknowledge and agree are the parishes where I conduct business for Company in Louisiana.

For Minnesota Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

For Missouri Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me. I further acknowledge that Section 5 of the Agreement will not apply to me if I am an employee who provides only secretarial or clerical services.

For Nevada Employees Only

I acknowledge that nothing contained in Section 5 of this Agreement is intended to prohibit me from providing otherwise lawful services pursuant to N.R.S. §613.195.

For New Hampshire Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

For North Dakota Employees Only

I acknowledge that Section 5 of the Agreement will not apply to me.

For South Dakota Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

For Oklahoma Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

For Oregon Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

For Tennessee Employees Only

I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply to me.

For Virginia Employees Only

I acknowledge that Section 5 of this Agreement will be replaced in its entirety with the following:

5. I agree that during the period of my employment and for the one-year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

5.1 solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact;

5.2 solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined below);

5.3 hire, employ, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by Company or who has left the employment of Company within the preceding three months to research, develop, market, sell, perform or provide Conflicting Services;

5.4 solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

5.5 solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or

5.6 perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one-year period before my contact with such person or entity as described in Sections 5.4-5.6 above if such contact occurs during my employment or, if such contact occurs after the termination of my employment, during the one-year period before the date my employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.

The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company that directly competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information during my employment by Company.

For Wisconsin Employees Only I acknowledge that, for purposes of Section 5 of the Agreement, references to “Potential Customer” will not apply

EXHIBIT D

JURISDICTION-SPECIFIC NON-COMPETITION MODIFICATIONS TO SECTION 6

(AS APPLICABLE)

For Alabama Employees Only

I acknowledge that I agree to this Section 6 in order to protect Company’s protectable business interests pursuant to Ala. Code §§ 8-1-190 to 8-1-197. I acknowledge that during my employment I will have access to and knowledge of Confidential Information and such Confidential Information contains trade secrets pursuant to Ala. Code § 8-27-2.

For Arkansas Employees Only

I acknowledge that I agree to this Section 6 in order to protect Company’s legitimate business interests pursuant to Section 4-75-101 of the Arkansas Code.

For California Employees Only

I acknowledge that Section 6 of this Agreement will not apply to me.

For Colorado Employees Only

I acknowledge that Section 6 of this Agreement will not apply to me.

For District of Columbia Employees Only

I acknowledge and understand that Section 6 shall apply to me only if my annualized compensation (including, but not limited to salary, commissions, and bonuses) meets or exceeds the greater of (i) $150,000; or (ii) the compensation threshold as adjusted pursuant to D.C. Code §32-581.01 (the “Washington D.C. Compensation Threshold”). If my annualized compensation meets or exceeds the Washington D.C. Compensation Threshold, I acknowledge that I received notice of the restrictions in Section 6, including the following notice below, pursuant to D.C. Code §32-581.01:

NOTICE PURSUANT TO D.C. CODE § 32-581.01

The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. Invea Therapeutics, Inc. has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).

For Florida Employees Only

I acknowledge that I agree to this Section 6 in order to protect Company’s legitimate business interests pursuant to Fla. Stat. Section 542.335.

For Georgia Employees Only

I acknowledge that Section 6 of this Agreement will not apply to me if I do not (i) customarily and regularly solicit for Company’s customers or prospective customers; (ii) customarily and regularly engage in making sales or obtaining orders or contracts for products or services; (iii) perform the following duties: have a primary duty of managing the enterprise in which I am employed or of a customarily recognized department or subdivision, customarily and regularly direct the work of two or more other employees, and have the authority to hire or fire other employees or have particular weight given to suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; or (iv) perform the duties of a key employee or professional, pursuant to O.C.G.A. § 13-8-53(a).

For Hawaii Employees Only

I acknowledge that Section 6 of this Agreement will not apply to me if I am employed by a “technology business” as defined by Haw. Rev. Stat. 480-4. I acknowledge that I agree to this Section 6 in order to protect Company’s legitimate business interests pursuant to Section 480-4 of the Hawaii Revised Statutes.

For Idaho Employees Only

I acknowledge that this Section 6 protects Company’s legitimate business interests, including its interests in Company’s trade secrets and Confidential Information, its substantial and near permanent relationships with customers, and its customer goodwill.

I acknowledge that Section 6 of this Agreement will not apply to me if I am not a “key” employee or “key” independent contractor, as defined under Idaho Code § 44-2702(1).

For Illinois Employees Only

I acknowledge that this Section 6 protects Company’s legitimate business interests, including its interests in Company’s trade secrets and Confidential Information, its substantial and near permanent relationships with customers, and its customer goodwill.

I acknowledge and understand that Section 6 of the Agreement shall apply to me only if my actual or expected annualized rate of earnings exceeds the applicable earnings threshold under the Illinois Freedom to Work Act (820 ILSC 90/10).

For Indiana Employees Only

I acknowledge that this Section 6 protects Company’s legitimate business interests, including its interests in Company’s trade secrets and Confidential Information, its substantial and near permanent relationships with customers, and its customer goodwill.

For Louisiana Employees Only

I acknowledge that I agree to this Section 6 in order to protect Company’s legitimate business interests pursuant to La. R.S. 23:921.

I acknowledge that, for purposes of Section 6 of the Agreement, references to “Restricted Territory” will only apply to areas within the Ascension, East Baton Rouge, East Feliciana, Iberville Jefferson, Livingston, Orleans, Plaquemines, Pointe Coupee, St. Bernard, St. Tammany, St. Charles, St. Helena, St. John the Baptist, St. James, West Baton Rouge, and West Feliciana parishes of Louisiana, which I acknowledge and agree are the parishes where I conduct business for Company in the State of Louisiana.

For Maine Employees Only

I acknowledge that, pursuant to 26 M.R.S.A. § 599-A, Section 6 of this Agreement will not apply to me if (i) I earn wages at or below 400% of the federal poverty level, or (ii) if Company did not provide notice to me of a non-compete requirement and did not provide a copy of this Agreement at least three business days before Company required the Agreement to be signed.

For Maryland Employees Only

I acknowledge that, prior to October 1, 2023, Section 6 of this Agreement will not apply to me if I earn less than either (i) $15.00 per hour, or (ii) $31,200 per year, pursuant to Md. Code Ann., Lab. & Empl. § 3-716(a). I further acknowledge that effective October 1, 2023, Section 6 of this Agreement will not apply to me if I earn less than 150% of the state’s minimum wage, pursuant to Md. Code Ann., Lab. & Empl. § 3-716(a).

For Massachusetts Employees Only

I acknowledge that, in support of my agreement to the non-competition provision in Section 6, Company has provided or will provide to me (as applicable) with Mutually Agreed Upon Consideration, or in the alternative, Garden Leave Payments, each as defined and detailed below.

“Mutually Agreed Upon Consideration” is, at Company’s election and sole discretion, either (A) the option grant described in my offer letter or employment agreement, as applicable; (B) the award of restricted stock, as described in my offer letter or employment agreement, as applicable; or (C) as described below. Notwithstanding the foregoing, in the event that I have no such option grant or award of restricted stock as of the date on which my employment terminates, and if Company does not elect to waive the provisions of this Section 6, Company will either, at its election, (A) provide me with Mutually Agreed Upon Consideration by paying me a lump sum payment of $10,000, less applicable deductions and withholdings, on Company’s next regular payroll date which occurs at least fifteen days after my employment terminates; or (B) pay me continuing salary payments for one year following termination of my employment at a rate equal to no less than 50% of the highest annualized base salary paid to me by Company within the two years prior to the termination of my relationship with Company (“Garden Leave Payments”). Company may elect to enforce the provisions of this Section 6 or waive them at its sole discretion. If Company elects to waive the provisions of this Section 6, such waiver may be accomplished by Company providing me with written notice of its election to waive: (A) on or before the last day of my employment with Company pursuant to an involuntary termination by Company for Cause, or (B) within two weeks after Company’s receipt of written notice from me of my resignation from employment. Notwithstanding anything to the contrary above, Company may enforce the covenants in this Section 6 without providing the Mutually Agreed Upon Consideration or Garden Leave Payments, as applicable, if it determines in good faith that I breached this Section 6 or unlawfully misappropriated Company’s physical or electronic property. For avoidance of doubt, Company’s failure to timely waive the provisions of this Section 6 shall be construed as its election to enforce the provisions of this Section 6. For further avoidance of doubt, if Company elects to waive, I am classified as nonexempt under the Fair Labor Standards Act, 29 U.S.C. 201-219, or Company is otherwise prohibited by law or a court from enforcing, the provisions of this Section 6, I will not be subject to the restrictions in this Section 6 nor will I be entitled to any Mutually Agreed Upon Consideration, to the extent that it has not already been provided to me, or Garden Leave Payments.

I agree that for purposes of this Agreement, “Cause” shall mean a termination of my employment by the Company due to my misconduct or failure to meet the Company’s performance expectations

I agree that for purposes of this Agreement, “Restricted Territory” means the geographic areas in which I provided services for Company or had a material presence or influence, during any time within the last two years prior to the termination of my relationship with Company.

For Michigan Employees Only

I acknowledge that this Section 6 protects Company’s legitimate business interests, including its interests in Company’s trade secrets and Confidential Information, its unique business relationships, and its customer goodwill. I acknowledge that Section 6 is necessary to protect these legitimate business interests.

For Minnesota Employees Only

I acknowledge that Section 6 of this Agreement will not apply to me.

For Missouri Employees Only

I acknowledge that I agree to this Section 6 in order to protect Company’s legitimate business interests pursuant to Section 416.031 of the Missouri Revised Statutes. I acknowledge that this Section 6 is necessary to protect those legitimate business interests.

I acknowledge that Section 6 of this Agreement will not apply to me if I am an employee who provides only clerical or secretarial services.

For Montana Employees Only

I acknowledge that Section 6 of the Agreement is reasonably necessary to protect Company’s legitimate business interests in good will, customer relationships, and trade information pursuant to Mont. Code Ann. §§ 28-2-703 to 28-2-705.

I acknowledge that Section 6 of the Agreement does not operate as an absolute or full restraint on my right to work.

I acknowledge that Section 6 of the Agreement will not apply to me if I am terminated by Company.

For Nevada Employees Only

I acknowledge that Section 6 of this Agreement will not apply to me if I am paid on an hourly basis.

For New Hampshire Employees Only

I acknowledge that, pursuant to N.H. RSA § 275:70, that this Section of this Agreement will not apply to me after the termination of my employment, unless (i) Company provided me a copy of this Agreement before I accepted my offer of employment, if this was a condition of employment before my employment with Company, and (ii) I earn an hourly wage of more than 200% of the federal minimum wage.

For North Dakota Employees Only

I acknowledge that Section 6 of this Agreement will not apply to me.

For Ohio Employees Only

I acknowledge that this Section 6 protects Company’s legitimate business interests, including its interests in Company’s trade secrets and Confidential Information and its customer goodwill. I acknowledge that Section 6 is necessary to protect these legitimate business interests.

For Oklahoma Employees Only

I acknowledge that Section 6 of this Agreement will not apply to me.

For Oregon Employees Only

I acknowledge that either (a) Company informed me in a written employment offer received by me at least two weeks before my first day of work that a noncompetition agreement is required as a condition of employment or (b) this noncompetition agreement is entered into upon my subsequent bona fide advancement by Company. I understand Company reserves all of the options under ORS 653.295 for enforcement of this noncompetition agreement for up to one year.

I acknowledge that this Section 6 of the Agreement will not apply to me if I am classified as a nonexempt employee under the federal Fair Labor Standards Act.

I acknowledge that this Section 6 of the Agreement will only apply to me if the total amount of my annual gross salary and commissions, calculated on an annual basis, at the time of my termination, exceeds $108,575.64 in 2023 dollars, adjusted annually for inflation.

For Rhode Island Employees Only

I acknowledge that this Section 6 of this Agreement will not apply to me if I am (i) classified as a nonexempt employee under the federal Fair Labor Standards Act; (ii) an undergraduate or graduate student participating in an internship or otherwise entering into a short-term employment relationship with Company while enrolled at an educational institution; (iii) under the age of 18; or (iv) an employee who earns less than 250% of the federal poverty level for individuals as established by the United States Department of Health and Human Services federal poverty guidelines.

For South Dakota Employees Only

I acknowledge that I agree to this Section 6 in order to protect Company’s legitimate business interests pursuant to SDCL 53-9-8 through SDCL 53-9-11.

For Utah Employees Only

I acknowledge that I agree to this Section 6 in order to protect Company’s legitimate business interests pursuant to Utah Code §§ 34-51-101 to 34-51-301.

For Virginia Employees Only

I acknowledge that Section 6 of this Agreement will be replaced in its entirety with the following:

I agree that for the one-year period after the date my employment ends for any reason, including voluntary termination by me or involuntary termination by Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory (as defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.

The parties agree that for purposes of this Agreement, “Restricted Territory” means the 100-mile radius of any of the following locations: (i) any Company business location at which I have worked on a regular or occasional basis during the preceding year; (ii) my home if I work from home on a regular or occasional basis; (iii) any potential business location of Company under active consideration by Company to which I have traveled in connection with the consideration of that location; (iv) the primary business location of a Customer or Potential Customer; or (v) any business location of a Customer or Potential Customer where representatives of the Customer or Potential Customer with whom I have been in contact in the preceding year are based.

I acknowledge that this Section 6 of this Agreement will not apply to me if my average weekly earnings, as determined pursuant to Code of Virginia §40.1-28.7:7, are less than the average weekly wage of the Commonwealth as determined by Va. Code Ann. § 65.2-500(B).

For Washington Employees Only

I acknowledge that Section 6 of this Agreement will only apply to me after the termination of my employment for any reason if my total annualized compensation (such as salary, commissions and bonuses), calculated as of the earlier of my employment separation date or the date Company seeks to enforce the restrictions in Section 6, meets or exceeds the greater of (i) $116,593.18; or (ii) the compensation threshold established by the Washington State Department of Labor and Industries (collectively, the “Compensation Threshold”).

I acknowledge that in the event that my employment is terminated as the result of a layoff, Company may elect to enforce the provisions of Section 6 of this Agreement or waive them at its sole discretion. If Company elects to waive the provisions of Section 6, such waiver may be accomplished by Company providing me with written notice of its election to waive on or before the last day of my employment with Company pursuant to an involuntary termination by Company as part of the layoff. If Company does not elect to waive the provisions of this Section 6 in connection with a reduction in force only, then Company must pay me continuing salary payments for the remainder of the term specified in Section 6 after termination of my employment at a rate equal to no less than my base salary at the time of the termination of my employment, less any compensation earned through my subsequent employment (“Garden Leave Payments”). Notwithstanding anything to the contrary above, Company may enforce the covenants in Section 6 without providing the Garden Leave Payments, if applicable, if it determines in good faith that I breached Section 6 or unlawfully misappropriated Company’s physical or electronic property. I agree that upon a request from Company, I will provide Company with proof of my new wage rate or salary through subsequent employment for the purposes of calculating Garden Leave Payments, which may be adjusted from payment to payment based on the information I provide to Company. For further avoidance of doubt, if my annualized compensation does not meet or exceed the Compensation Threshold (as defined in this Exhibit D), I will not be subject to the restrictions in Section 6.

For Wisconsin Employees Only

I acknowledge that this Section 6 protects Company’s legitimate business interests, including its interests in Company’s trade secrets and Confidential Information, relationships with customers or recent past customers, and its customer goodwill. I acknowledge that Section 6 is reasonably necessary to protect these legitimate business interests as defined by Wis. Stat. § 103.465.

I further acknowledge that Section 6 of the Agreement will only apply to Conflicting Services related to my particular division or product line at Company. Pursuant to Wis. Stat. § 103.465, Section 6 of the Agreement does not prohibit me from engaging in activities that are not in direct competition with Company.